Exhibit 99.1


NEWS RELEASE

           Biophan Announces Appointment of Former Genencor Executive
              Darryl L. Canfield to Post of Chief Financial Officer

      Current CFO Robert J. Wood to Move to Consulting Capacity in January


ROCHESTER, NY--December 19, 2005--Biophan Technologies, Inc. (OTCBB: BIPH; FWB:
BTN), a developer of next-generation biomedical technology, announced today the retirement of Robert J. Wood, age 66, Chief Financial Officer, Vice-President, Treasurer, and Secretary, effective January 20, 2006. Mr. Wood will be succeeded in those positions by veteran biotechnology industry executive Darryl L. Canfield, whose 30-year career includes key financial positions at firms such as biotechnology development leader Genencor International.

Following his resignation from Biophan, Mr. Wood will continue to serve the Company for a period of time as a financial consultant for special projects and corporate support. "Bob Wood has served as CFO since August 2001, and has been a key player in Biophan's corporate development and strategic planning," said Michael Weiner, Biophan's CEO. "He has served with dedication and excellence and we thank him for his many contributions."

On the effective date of Mr. Wood's resignation, he will be succeeded by Mr. Canfield, age 59. For the past five years Mr. Canfield has been employed as Vice President, Corporate Controller, and Chief Accounting Officer at Genencor International, Inc. a $400 million, internationally recognized leader in the development and manufacture of innovative diversified products for the biotechnology industry. Genencor was a NASDAQ-listed company until it was sold in April of 2005. He is a New York State Certified Public Accountant and is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants, and Financial Executives International; and has extensive experience working with the requirements of the Sarbanes-Oxley Act.

"I am very pleased to announce that Darryl Canfield is joining Biophan and we believe his experience will prove to be a valuable asset to our company as we progress to the next stage of growth," Mr. Weiner said. "We look forward to his counsel and guidance."

Mr. Canfield said, "I am excited to take on the opportunity offered by Biophan as the Company continues into the next phases of technology and business development, and further executes its mission to deliver visionary medical technology to the medical device industry."

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About Biophan Technologies

Biophan develops and markets cutting-edge technologies designed to make biomedical devices safe and image compatible with the magnetic resonance imaging
(MRI) environment. The Company develops technologies that enable medical systems such as pacemakers, interventional surgical devices such as catheters and guidewires, and implants such as stents to be safely and/or effectively imaged under MRI. Biophan is developing these same technologies to provide new MRI contrast agents. Other applications include drug delivery and power systems which derive energy from body heat. Biophan also has an equity position in MYOTECH, LLC to assist in development and commercialization of an MRI compatible cardiac assist device - the MYO-VAD(TM). Committed to growth through innovation and developmental leadership, Biophan and its licensors now hold a total of 156 U.S. patents, licenses, or applications, plus international applications. This total includes 45 issued U.S. patents, 7 recently-allowed applications that will issue as patents in the near future, and 104 pending applications at various stages of examination at the U.S. Patent and Trademark Office. The patents cover areas including nanotechnology (nanomagnetic particle coatings), medical device designs, radio frequency filters, polymer composites, thermoelectric materials which generate electricity from body heat, and photonics. Biophan has joint development and licensing agreements with Boston Scientific and NASA's Ames Center for Nanotechnology. Biophan's goal is to make all biomedical devices capable of safely and successfully working with MRI, and delivering other technologies which will improve quality of life. Biophan is also listed on the Frankfurt Stock Exchange under the ticker symbol BTN. For more information, please visit www.biophan.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology, the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

     Biophan Technologies, Inc.
     Carolyn Hotchkiss, 585-214-2407
     Or
     Press Interviews:
     Jennifer Gould, 212-843-8037